EXHIBIT R(2)

CONSENT

I hereby consent to the use of the Auditor-General title under the heading “Experts and Public Official Documents” in the Prospectus which forms a part of this Registration Statement on Schedule B, in connection with the information specified with respect to the Auditor-General under such heading. I also hereby consent to the use of the Auditor-General’s Certificate dated August 23, 2005 and the Report dated December 13, 2005 included in the Form 18-K to be filed and incorporated by reference in the Prospectus included in the Registration Statement on Schedule B or amendment thereto filed by Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland with the United States Securities and Exchange Commission.

By:	/S/ MR. GLENN GORDON POOLE
Mr. Glenn Gordon Poole Auditor-General

Date: July 31, 2006